Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES YEAR-END 2019 RESULTS AND 2020 OUTLOOK
DALLAS, January 23, 2020-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2019 results and provided its 2020 outlook.
Executive Summary

•
Fourth quarter 2019 net sales of $4.6 billion were even with the year-ago period, while organic sales increased 3 percent. Full-year 2019 net sales of $18.5 billion were even with the year-ago period, while organic sales increased 4 percent.

•	Diluted net income per share for the fourth quarter was $1.59 in 2019 and $1.18 in 2018. Full-year diluted net income per share was $6.24 in 2019 and $4.03 in 2018.

•	Fourth quarter adjusted earnings per share were $1.71 in 2019, up 7 percent compared to $1.60 in 2018. Adjusted earnings per share exclude certain items described later in this news release.

•	Full-year adjusted earnings per share were $6.89 in 2019, up 4 percent compared to $6.61 in 2018. The company’s previous guidance was for adjusted earnings per share of $6.75 to $6.90.

•
Net sales in 2020 are expected to increase 1 percent year-on-year, including organic sales growth of 2 percent. Diluted net income per share for 2020 is anticipated to be $5.95 to $6.65. Adjusted earnings per share in 2020 are expected to be $7.10 to $7.35.

•	The company’s Board of Directors has approved a 3.9 percent increase in the quarterly dividend, which is the 48th consecutive annual increase in the dividend.
Chairman and Chief Executive Officer Mike Hsu said, “Our fourth quarter results capped off a year of excellent progress at Kimberly-Clark. For the full year of 2019, we delivered 4 percent growth in organic sales and in adjusted earnings per share, both ahead of our original outlook for the year. We also achieved strong margin improvements, generated $425 million of cost savings and returned $2.2 billion to shareholders through dividends and share repurchases. At the same time, we launched innovations, pursued our growth priorities and increased our investments behind our brands and in capabilities to position us for longer-term success. Overall, I’m encouraged by our progress in the first year of executing K-C Strategy 2022.”
Hsu continued, “Looking ahead, our plan for 2020 is to deliver top- and bottom-line growth consistent with our medium-term financial objectives while continuing to increase our growth investments and allocate capital in shareholder-friendly ways. We remain very optimistic about our opportunities to deliver balanced and sustainable growth and create long-term shareholder value.”

Fourth Quarter 2019 Operating Results
Sales of $4.6 billion in the fourth quarter of 2019 were even with the year-ago period. Changes in foreign currency exchange rates reduced sales by 2 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 3 percent. Net selling prices rose more than 2 percent and product mix improved 1 percent, while volumes fell 1 percent. In North America, organic sales increased 3 percent in both consumer products and in K-C Professional. Outside North America, organic sales rose 3 percent in developing and emerging markets and 1 percent in developed markets.
Fourth quarter operating profit was $751 million in 2019 and $639 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program. Results in 2019 also include a gain on the sale of property associated with a former manufacturing facility that was closed as part of a past restructuring.
Fourth quarter adjusted operating profit was $826 million in 2019 and $742 million in 2018. Results benefited from higher net selling prices, improved product mix, $85 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $40 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $60 million, driven by pulp, while other manufacturing costs rose year-on-year. Selling, general and administrative costs were higher, including increased incentive compensation expense and investments to improve commercial capabilities. Advertising spending also increased year-on-year. Unfavorable foreign currency translation and transaction effects also impacted the comparison.
The fourth quarter effective tax rate was 17.2 percent in 2019 and 18.6 percent in 2018. The fourth quarter adjusted effective tax rate was 24.6 percent in 2019 and 19.1 percent in 2018. The rate in 2018 benefited from planning initiatives and resolution of certain matters.
Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $32 million in 2019 and $23 million in 2018. Results benefited from volume growth, lower input costs and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $924 million in 2019 and $949 million in 2018. Full-year cash provided by operations was $2,736 million in 2019 and $2,970 million in 2018. The full-year comparison was impacted by increased working capital and tax payments, partially offset by higher earnings and lower pension contributions. Capital spending for the fourth quarter was $342 million in 2019 and $311 million in 2018. Full-year spending was $1,209 million in 2019, including significant spending related to the 2018 Global Restructuring Program, compared to $877 million in 2018.
Fourth quarter 2019 share repurchases were 1.9 million shares at a cost of $252 million, bringing full-year repurchases to 6.2 million shares at a cost of $800 million. Total debt was $7.7 billion at the end of 2019 and $7.5 billion at the end of 2018.

Fourth Quarter 2019 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.2 billion increased 1 percent. Net selling prices increased 2 percent and product mix improved approximately 2 percent. Changes in currency rates reduced sales by 2 percent. Fourth quarter operating profit of $445 million increased 2 percent. The comparison benefited from organic sales growth and cost savings. Results were impacted by other manufacturing cost increases, increased selling, general and administrative costs, higher advertising spending and unfavorable currency effects.
Sales in North America increased 2 percent. Product mix improved 2 percent and net selling prices increased 1 percent, both driven by baby and child care, while volumes were down 1 percent. Volumes were down mid-single digits in baby and child care compared to a mid-single digit increase in the year-ago period, while volumes increased high-single digits in adult care.
Sales in developing and emerging markets increased 1 percent despite a 5 point negative impact from changes in currency rates. Net selling prices rose 3 percent, product mix improved 1 percent and volumes increased 1 percent. The higher net selling prices mostly occurred in Argentina and China. Volumes increased in Eastern Europe, India and South Africa, but fell in Latin America.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 3 percent, including a 5 point negative impact from changes in currency rates. Volumes and product mix each improved 1 percent, while net selling prices fell 1 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.5 billion increased 1 percent. Net selling prices increased 3 percent, while volumes declined 1 percent and changes in currency rates reduced sales 1 percent. Fourth quarter operating profit of $281 million increased 36 percent. Results benefited from higher net selling prices, cost savings and lower input costs. The comparison was impacted by other manufacturing cost increases and increased selling, general and administrative costs.
Sales in North America increased 4 percent. Net selling prices rose 6 percent, while volumes fell 3 percent.
Sales in developing and emerging markets decreased 2 percent, including a 2 point negative impact from changes in currency rates. Net selling prices improved 1 percent, while volumes fell 1 percent.
Sales in developed markets outside North America decreased 2 percent. Changes in currency rates reduced sales 4 percent, while volumes improved 2 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion decreased 3 percent. Business exits in conjunction with the 2018 Global Restructuring Program and changes in currency rates reduced sales by 3 percent and 1 percent, respectively. Net selling prices increased 2 percent and product mix improved 2 percent, while volumes were down 3 percent. Fourth quarter operating profit of $169 million increased 12 percent. Results benefited from increased net selling prices, cost savings and lower input costs. The comparison was impacted by lower volumes, other manufacturing cost increases, and higher selling, general and administrative costs.
Sales in North America increased 1 percent. Net selling prices increased 3 percent and product mix improved 1 percent, while volumes fell 1 percent. Business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent.
Sales in developing and emerging markets decreased 5 percent, including a 2 point negative impact from changes in currency rates. Volumes declined 6 percent, while net selling prices increased 2 percent and product mix improved 1 percent.
Sales in developed markets outside North America were down 5 percent. Currency rates were unfavorable by 4 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales 1 percent. Volumes fell 6 percent, while product mix improved 4 percent and net selling prices increased 1 percent. The changes occurred mostly in Western/Central Europe.
Full Year 2019 Results
Sales of $18.5 billion were even with the year-ago period. Changes in foreign currency exchange rates reduced sales by 3 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly. Organic sales increased 4 percent. Net selling prices rose 4 percent and product mix improved 1 percent, while volumes fell 1 percent. In North America, organic sales increased 3 percent in both consumer products and in K-C Professional. Outside North America, organic sales rose 6 percent in developing and emerging markets and 1 percent in developed markets.
Operating profit was $2,991 million in 2019 and $2,229 million in 2018. Results in both periods include charges related to the 2018 Global Restructuring Program.
Adjusted operating profit was $3,281 million in 2019, up 5 percent compared to $3,138 million in 2018. Results benefited from organic sales growth, $260 million of FORCE cost savings and $165 million of cost savings from the 2018 Global Restructuring Program. The comparison was impacted by unfavorable currency effects, $145 million of higher input costs, other manufacturing cost increases, increased advertising spending and higher selling, general and administrative costs.
Diluted net income per share was $6.24 in 2019 and $4.03 in 2018. Adjusted earnings per share of $6.89 in 2019 increased 4 percent compared to $6.61 in 2018. Performance benefited from higher adjusted operating profit, increased net income from equity companies and a lower share count, partially offset by a higher adjusted effective tax rate.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,300 to $1,400 million after tax) by the end of 2020. Through the end of 2019, the company has incurred cumulative restructuring charges of $1,402 million pre-tax ($1,031 million after tax) and generated cumulative savings of $300 million.
2020 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2020 are as follows:

•	Net sales increase of 1 percent.

•	Organic sales increase of 2 percent, with improvements in net selling prices, volumes and product mix.

•	Foreign currency exchange rates unfavorable by 1 percent.

•	Exited businesses in conjunction with the 2018 Global Restructuring Program expected to reduce sales slightly.

•	Adjusted operating profit growth of 3 to 5 percent.

•	Cost savings of $425 to $500 million, including $325 to $375 million from the FORCE program and $100 to $125 million from the 2018 Global Restructuring Program.

•	Key cost inputs expected to decline $50 to $200 million, driven by pulp.

•	Increased advertising spending.

•	Unfavorable foreign currency translation and transaction effects.

•	Interest expense expected to increase somewhat year-on-year.

•	Adjusted effective tax rate of 23 to 25 percent.

•	Net income from equity companies higher year-on-year.

•	Adjusted earnings per share of $7.10 to $7.35 compared to $6.89 in 2019.

•	Capital spending of $1,150 to $1,350 million, including significant spending related to the 2018 Global Restructuring Program.

•
Dividend increase of 3.9 percent (approved by the Board of Directors and mentioned previously in this release). The quarterly dividend will increase to $1.07 per share, up from $1.03 per share in 2019. The first dividend will be payable on April 2, 2020 to stockholders of record on March 6, 2020.

•	Share repurchases of $700 to $900 million, subject to market conditions.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•
Property sale gain. In the fourth quarter of 2019, the company recognized a gain on the sale of property associated with a former manufacturing facility that was closed in 2012 as part of a past restructuring.

•	U.S. tax reform. In the first, third and fourth quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 148-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended December 31
	2019	2018	Change
Net Sales	$4,583	$4,569	—
Cost of products sold	3,017	3,167	-5%
Gross Profit	1,566	1,402	+12%
Marketing, research and general expenses	859	768	+12%
Other (income) and expense, net	(44)	(5)	N.M.
Operating Profit	751	639	+18%
Nonoperating expense	(58)	(88)	-34%
Interest income	3	3	—
Interest expense	(63)	(65)	-3%
Income Before Income Taxes and Equity Interests	633	489	+29%
Provision for income taxes	(109)	(91)	+20%
Income Before Equity Interests	524	398	+32%
Share of net income of equity companies	32	23	+39%
Net Income	556	421	+32%
Net income attributable to noncontrolling interests	(9)	(10)	-10%
Net Income Attributable to Kimberly-Clark Corporation	$547	$411	+33%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.60	$1.19	+34%
Diluted	$1.59	$1.18	+35%

Cash Dividends Declared	$1.03	$1.00	+3%

Common Shares Outstanding	December 31
	2019	2018
Outstanding shares as of	341.4	345.0
Average diluted shares for three months ended	344.4	347.3

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2019	2018	Change
Net Sales	$18,450	$18,486	—
Cost of products sold	12,415	12,889	-4%
Gross Profit	6,035	5,597	+8%
Marketing, research and general expenses	3,254	3,367	-3%
Other (income) and expense, net	(210)	1	N.M.
Operating Profit	2,991	2,229	+34%
Nonoperating expense	(91)	(163)	-44%
Interest income	11	10	+10%
Interest expense	(261)	(263)	-1%
Income Before Income Taxes and Equity Interests	2,650	1,813	+46%
Provision for income taxes	(576)	(471)	+22%
Income Before Equity Interests	2,074	1,342	+55%
Share of net income of equity companies	123	103	+19%
Net Income	2,197	1,445	+52%
Net income attributable to noncontrolling interests	(40)	(35)	+14%
Net Income Attributable to Kimberly-Clark Corporation	$2,157	$1,410	+53%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$6.28	$4.05	+55%
Diluted	$6.24	$4.03	+55%

Cash Dividends Declared	$4.12	$4.00	+3%

Common Shares Outstanding	December 31
	2019	2018
Average diluted shares for twelve months ended	345.6	349.6

2019 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2019
	As Reported	2018 Global Restructuring Program	Property Sale Gain	As Adjusted Non-GAAP
Cost of products sold	$3,017	$85	$—	$2,932
Gross profit	1,566	(85)	—	1,651
Marketing, research and general expenses	859	33	—	826
Other (income) and expense, net	(44)	(12)	(31)	(1)
Operating profit	751	(106)	31	826
Nonoperating expense	(58)	(45)	—	(13)
Provision for income taxes	(109)	83	(7)	(185)
Effective tax rate	17.2%	—	—	24.6%
Net income attributable to noncontrolling interests	(9)	1	—	(10)
Net income attributable to Kimberly-Clark Corporation	547	(67)	24	590
Diluted earnings per share(a)	1.59	(0.19)	0.07	1.71

	Three Months Ended December 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,167	$76	$—	$3,091
Gross profit	1,402	(76)	—	1,478
Marketing, research and general expenses	768	39	—	729
Other (income) and expense, net	(5)	(12)	—	7
Operating profit	639	(103)	—	742
Nonoperating expense	(88)	(77)	—	(11)
Provision for income taxes	(91)	46	(9)	(128)
Effective tax rate	18.6%	—	—	19.1%
Net income attributable to Kimberly-Clark Corporation	411	(134)	(9)	554
Diluted earnings per share(a)	1.18	(0.39)	(0.03)	1.60

(a)	"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2019
	As Reported	2018 Global Restructuring Program	Property Sale Gain	As Adjusted Non-GAAP
Cost of products sold	$12,415	$416	$—	$11,999
Gross profit	6,035	(416)	—	6,451
Marketing, research and general expenses	3,254	99	—	3,155
Other (income) and expense, net(b)	(210)	(194)	(31)	15
Operating profit	2,991	(321)	31	3,281
Nonoperating expense	(91)	(45)	—	(46)
Provision for income taxes	(576)	118	(7)	(687)
Effective tax rate	21.7%	—	—	23.0%
Share of net income of equity companies	123	(2)	—	125
Net income attributable to noncontrolling interests	(40)	2	—	(42)
Net income attributable to Kimberly-Clark Corporation	2,157	(248)	24	2,381
Diluted earnings per share(a)	6.24	(0.72)	0.07	6.89

	Twelve Months Ended December 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$12,889	$541	$—	$12,348
Gross profit	5,597	(541)	—	6,138
Marketing, research and general expenses	3,367	380	—	2,987
Other (income) and expense, net	1	(12)	—	13
Operating profit	2,229	(909)	—	3,138
Nonoperating expense	(163)	(127)	—	(36)
Provision for income taxes	(471)	243	(117)	(597)
Effective tax rate	26.0%	—	—	21.0%
Share of net income of equity companies	103	(1)	—	104
Net income attributable to noncontrolling interests	(35)	11	—	(46)
Net income attributable to Kimberly-Clark Corporation	1,410	(783)	(117)	2,310
Diluted earnings per share(a)	4.03	(2.24)	(0.33)	6.61
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

(b)
Other (income) and expense, net includes a pre-tax gain of approximately $182 million on the sale of a manufacturing facility and associated real estate which were disposed of as part of the 2018 Global Restructuring Program.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$442	$539
Accounts receivable, net	2,263	2,164
Inventories	1,790	1,813
Other current assets	562	525
Total Current Assets	5,057	5,041
Property, Plant and Equipment, Net	7,450	7,159
Investments in Equity Companies	268	224
Goodwill	1,467	1,474
Other Assets	1,041	620
TOTAL ASSETS	$15,283	$14,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,534	$1,208
Trade accounts payable	3,055	3,190
Accrued expenses and other current liabilities	1,978	1,793
Dividends payable	352	345
Total Current Liabilities	6,919	6,536
Long-Term Debt	6,213	6,247
Noncurrent Employee Benefits	897	931
Deferred Income Taxes	511	458
Other Liabilities	520	328
Redeemable Preferred Securities of Subsidiaries	29	64
Stockholders' Equity
Kimberly-Clark Corporation	(33)	(287)
Noncontrolling Interests	227	241
Total Stockholders' Equity	194	(46)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,283	$14,518

2019 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Operating Activities
Net income	$556	$421	$2,197	$1,445
Depreciation and amortization	217	230	917	882
Asset impairments	—	—	—	74
Stock-based compensation	22	(4)	96	41
Deferred income taxes	21	(42)	29	2
Net (gains) losses on asset dispositions	(38)	(5)	(193)	52
Equity companies' earnings (in excess of) less than dividends paid	25	36	(6)	18
Operating working capital	111	272	(288)	389
Postretirement benefits	29	62	13	(25)
Other	(19)	(21)	(29)	92
Cash Provided by Operations	924	949	2,736	2,970
Investing Activities
Capital spending	(342)	(311)	(1,209)	(877)
Proceeds from dispositions of property	36	35	242	51
Investments in time deposits	(215)	(135)	(568)	(353)
Maturities of time deposits	255	133	542	272
Other	(9)	8	(49)	5
Cash Used for Investing	(275)	(270)	(1,042)	(902)
Financing Activities
Cash dividends paid	(354)	(347)	(1,408)	(1,386)
Change in short-term debt	(21)	(487)	303	(34)
Debt proceeds	6	507	706	507
Debt repayments	(2)	(97)	(707)	(407)
Proceeds from exercise of stock options	17	12	228	62
Acquisitions of common stock for the treasury	(256)	(204)	(800)	(800)
Other	(22)	(16)	(114)	(57)
Cash Used for Financing	(632)	(632)	(1,792)	(2,115)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	9	(2)	1	(30)
Change in Cash and Cash Equivalents	26	45	(97)	(77)
Cash and Cash Equivalents - Beginning of Period	416	494	539	616
Cash and Cash Equivalents - End of Period	$442	$539	$442	$539

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2019	2018	Change	2019	2018	Change
NET SALES
Personal Care	$2,242	$2,221	+1%	$9,108	$9,037	+1%
Consumer Tissue	1,511	1,495	+1%	5,993	6,015	—
K-C Professional	815	841	-3%	3,292	3,382	-3%
Corporate & Other	15	12	N.M.	57	52	N.M.
TOTAL NET SALES	$4,583	$4,569	—	$18,450	$18,486	—

OPERATING PROFIT
Personal Care	$445	$436	+2%	$1,904	$1,833	+4%
Consumer Tissue	281	207	+36%	1,007	875	+15%
K-C Professional	169	151	+12%	657	634	+4%
Corporate & Other(a)	(188)	(160)	N.M.	(787)	(1,112)	N.M.
Other (income) and expense, net(a)	(44)	(5)	N.M.	(210)	1	N.M.
TOTAL OPERATING PROFIT	$751	$639	+18%	$2,991	$2,229	+34%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	1	—	2	2	—	(2)	3
Consumer Tissue	1	(1)	3	—	—	(1)	2
K-C Professional	(3)	(3)	2	2	(3)	(1)	1
TOTAL CONSOLIDATED	—	(1)	2	1	—	(2)	3

	Twelve Months Ended December 31, 2019
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	1	1	3	1	—	(4)	5
Consumer Tissue	—	(3)	5	—	—	(3)	2
K-C Professional	(3)	(2)	3	1	(2)	(3)	2
TOTAL CONSOLIDATED	—	(1)	4	1	—	(3)	4

(a)	Total may not equal the sum of volume, net price, mix/other and currency due to rounding.

(b)	Exited businesses in conjunction with the 2018 Global Restructuring Program.

(c)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2020

	Estimated Range
ESTIMATED FULL YEAR 2020 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$7.10	-	$7.35
Adjustment for charges related to the 2018 Global Restructuring Program	(1.15)	-	(0.70)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$5.95	-	$6.65

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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